Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2022, with respect to the consolidated financial statements of Vital Energy, Inc. (formerly known as Laredo Petroleum, Inc.) as of December 31, 2021 and for the year ended December 31, 2021 included in the Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton LLP

Tulsa, Oklahoma

October 1, 2024